Exhibit 10(e)28

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this 5th day of December, 2003 by and between MISSISSIPPI POWER COMPANY ("Company"), and HENRY E. BLAKESLEE, III ("Contractor").

                                   BACKGROUND:

         Company desires to retain Contractor to provide certain services to Company, and Contractor desires to provide such services to Company, all subject to the terms and conditions set forth herein.

         NOW, THEREFORE, FOR AND IN CONSIDERATION of the premise, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Services. Subject to the terms and conditions set forth in this Agreement, Company hereby retains Contractor to provide to Company the services more particularly described on Exhibit A attached hereto (the "Services"), and Contractor agrees to render the Services to Company.

         2. Obligations of Contractor. In its performance of the Services hereunder, Contractor shall at all times comply with and abide by the terms and conditions set forth in this Agreement. Contractor shall further perform the Services in accordance with all applicable laws, rules and regulations and by following and applying the highest professional guidelines and standards. Contractor must obtain prior written approval from Company before Contractor contracts with or in any other way employs any agents or subcontractors to perform work in any way related to this Agreement. Contractor shall cause its agents, employees and subcontractors to perform such duties in a professional and competent manner which shall be consistent with Company's Code of Ethics. Additionally, during the term of this Agreement, Contractor agrees to promote the best interests of Company and to take no actions that in any way damage the public image or reputation of Company or its affiliates or knowingly assist, in any way, a competitor of Company.

         3. Compensation.

         (a) Subject to the terms and conditions set forth in this Agreement, and as full and complete compensation for the Services, Company shall pay to Contractor, and Contractor shall accept the fees calculated in accordance with Exhibit B attached hereto ("Fees").

         (b) Contractor hereby acknowledges and agrees that Contractor shall be solely and exclusively responsible and liable for withholding taxes, social security taxes, unemployment taxes, sales/use taxes and workers' compensation insurance premiums.

         4. Independent Contractor. In the performance of this Agreement, both Contractor and Company will be acting in their own separate capacities and not as agents, employees, partners, joint venturers or associates of one another. It is expressly understood and agreed that Contractor is an independent contractor of Company in all manners and respects. The parties further agree that:

         (a) Contractor and its agents, employees and subcontractors are not authorized to bind Company to any liability or obligation or to represent that they have any such authority.

         (b) Contractor shall be solely and exclusively responsible and liable for all expenses, costs, liabilities, assessments, taxes, maintenance, insurance, undertakings and other obligations incurred by Contractor and its agents, employees and all subcontractors at any time and for any reason as a result of this Agreement or the performance of services by Contractor (including, but not limited to, the taxes and insurance premiums described in Section 3(b), above).

         (c) Contractor shall be solely and exclusively responsible for obtaining and providing (at Contractor's own cost) whatever computer, training, software or other equipment Contractor believes is necessary to complete the Services required under this Agreement.

         (d) Contractor shall complete the Services required under this Agreement according to Contractor's own means and methods of work which shall be in the exclusive charge and control of Contractor and which shall not be subject to the control or supervision of Company, except as to the results of the work. Contractor shall determine Contractor's own working hours and schedule for itself and its agents, employees and subcontractors.

         (e) Contractor shall not be subject to Company's personnel policies and procedures except for Company's Code of Ethics. Contractor also shall not be eligible to receive any employee benefits or participate in any employee benefit plan sponsored by Company as a result of performing services under this Agreement, including, but not limited to, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by Company for its employees.

         (f) Contractor hereby waives and relinquishes any right of subrogation it might have against Company under the provisions of the Workers' Compensation Act of Mississippi on account of any injury to its employees or employees of its subcontractors, if any, caused in whole or in part by any negligence of Company. Contractor further agrees that it will require its Workers' Compensation insurer, if any, to likewise waive and relinquish such subrogation rights and furnish evidence of such waiver to Company.

         5. Business Protection Provision Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

         (a) "Confidential Information" shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to Company, the Southern Company or their respective affiliates (collectively "Southern Entities"), other than "Trade Secrets" (as defined below), which is of tangible or intangible value to any of the Southern Entities and the details of which are not generally known to the competitors of the Southern Entities. Confidential Information shall also include: (A) any items that any of the Southern Entities have marked "CONFIDENTIAL" or some similar designation or are otherwise identified as being confidential; and (B) all non-public information known by or in the possession of Contractor, its agents and employees related to or regarding any proceedings involving or related to the Southern Entities before the Mississippi Public Service Commission or other Entities.

         (b) "Trade Secrets" shall mean information or data of or about any of the Southern Entities, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Contractor agrees that trade secrets include non-public information related to the rate making process of the Southern Entities and any other information which is defined as a "trade secret" under applicable law.

         (c) "Work Product" shall mean all tangible work product, property, data, documentation, "know-how," concepts or plans, inventions, improvements, techniques and processes relating to the Southern Entities that were conceived, discovered, created, written, revised or developed by Contractor for Company or any of the Southern Entities or their clients or Customers or by using any Southern Entity's time, personnel, facilities, equipment, knowledge, information, resources or material.

         (d) "Competitive Position" shall mean any employment or independent contractor arrangement with any Customer whereby Contractor will serve such Customer in the same or substantially similar capacity as that which it performs for Company or any other Southern Entity pursuant to the terms of this Agreement.

         (e) "Customer" shall have the meaning ascribed by Section 7 hereof.

         (f) "Entity" shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

         6. Nondisclosure: Ownership of Proprietary Property.

         (a) Nondisclosure. In recognition of the need of Company to protect its legitimate business interests, Contractor hereby covenants and agrees that Contractor, its agents, employees and subcontractors shall regard and treat all Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by Company, and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate, or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law: (A) with regard to each item constituting all or any portion of a Trade Secret, at all times such information remains a "trade secret" under applicable law; and (B) with regard to any Confidential Information, at all times during this Agreement and for a period of three (3) years following the expiration or termination of this Agreement for any reason.

         (b) Allowed Disclosures. Notwithstanding Section 6(a) hereof, Contractor may disclose Confidential Information and Trade Secrets to those of its agents, employees and subcontractors who need to know such particular Trade Secrets or Confidential Information in order for Contractor to perform its obligations under this Agreement. Contractor shall require each and every person to whom it discloses any Trade Secrets or Confidential Information to execute confidentiality agreements in a form reasonably acceptable to Company and shall use its best efforts to cause such persons to comply with the restrictions contained in such confidentiality agreements. Contractor shall remain responsible for every person to whom it provides Trade Secrets or Confidential Information.

         (c) Notification of Unauthorized Disclosure. Contractor shall exercise its best efforts and shall cause its agents, employees and subcontractors to exercise their best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information of Company or any of the Southern Entities known by, disclosed or made available to Contractor, whether in connection with this Agreement or any other past or present relationship with Company or any of the Southern Entities. Contractor shall immediately notify Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Contractor becomes aware. Contractor shall assist Company and any of the other Southern Entities, to the extent necessary, in the procurement or protection of the Southern Entities' rights to or in any Work Product, Trade Secrets or Confidential Information.

         (d) Ownership. All Work Product shall be owned exclusively by Company. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss.ss. 101 et seq., as amended), and Contractor hereby unconditionally and irrevocably transfers and assigns and shall cause its agents, employees and subcontractors to unconditionally and irrevocably transfer and assign to Company, all rights, title and interest Contractor or such persons currently have or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other Work Product rights. Contractor agrees to execute and deliver and to cause its agents, employees and subcontractors to execute and deliver to Company, any transfers, assignments, documents or other instruments which Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product and all associated intellectual property, and other rights therein, exclusively in Company.

         (e) Return of Materials. Immediately upon termination of this Agreement, or at any point prior to or after that time upon the specific request of Company, Contractor shall return and shall cause its agents, employees and subcontractors to return to Company, all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any Work Product, Confidential Information and Trade Secrets, in Contractor's or such persons' possession or control.

         (f) Public Statements and Press Releases. Company shall issue all public statements concerning the work hereunder. Neither Contractor nor its agents, employees or subcontractors shall issue any press releases, publications or other public communications describing or concerning any acknowledged project of Company or any of the other Southern Entities without the prior written consent of Company.

         7. Non-Interference with Employees, Customers and Business.

         (a) Contractor covenants and agrees that during the Term of this Agreement, and for a period of two (2) years thereafter, it shall not, nor shall its agents, employees or subcontractors, either directly or indirectly, for itself or themselves or in conjunction with or on behalf of any Entity: (i) solicit, divert or appropriate or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of Company or any other Southern Entity whom Contractor, its agents, employees or subcontractors, has solicited, provided service to or otherwise had significant contact with while providing services to Company or any other Southern Entity pursuant to this Agreement (hereinafter "Customer"); (ii) refer, recommend or otherwise suggest to any Customer the services of any Entity other than Company or any other Southern Entity with respect to those types of services which the Southern Entities are regularly in the business of providing; (iii) refer, recommend or otherwise suggest to any Entity to provide or seek to provide services to any Customer with respect to those types of services which the Southern Entities are in the business of providing; or (iv) seek or accept a Competitive Position with a Customer. In addition, Contractor covenants and agrees that during the Term of this Agreement and for a period of three (3) years thereafter, it shall not, nor shall its agents, employees or subcontractors, either directly or indirectly, for itself or themselves or in conjunction with or on behalf of any Entity solicit, divert or appropriate or attempt to solicit, divert or appropriate any employee or other contractor of Company or any other Southern Entity. Contractor agrees to require each of its agents, employees and subcontractors who will perform services pursuant to this Agreement for a Customer to execute an agreement regarding non-interference with employees, customers and business in a form reasonably acceptable to Company and shall use its best efforts to cause such persons to comply with such agreement.

         (b) Contractor covenants and agrees that for a period of two (2) years following the expiration or termination of this Agreement within the States of Georgia, Alabama, Mississippi and Florida, it shall not obtain or work in any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement or position with any person or Entity engaged wholly or in material part in the business that the Company is engaged in whereby the Contractor is required to or does perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services Contractor participated in or directed for the Company, the Southern Company or any of their respective affiliates during the Term (as defined in Paragraph 9(a)) of this Agreement.

         (c) Contractor and Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in this entire Agreement constitute the most reasonable and equitable restrictions possible to protect the business interest of the Company given: (i) the business of the Company;
(ii) the competitive nature of the Company's industry; and (iii) that Contractor's skills are such that it could easily find alternative, commensurate work in its field which would not violate any of the provisions of this Agreement.

         8. Remedies. The parties represent and agree that any disclosure or use of any Trade Secrets or Confidential Information by Contractor, its agents, employees or subcontractors except as otherwise authorized by Company in writing, or any other violation of Sections 5, 6, and 7, would be wrongful and cause immediate, significant, continuing and irreparable injury and damage to Company and the other Southern Entities that is not fully compensable by monetary damages. Should Contractor breach or threaten to breach any provision of Sections 5, 6 and 7, Company and any other Southern Entity shall be entitled to obtain immediate relief and remedies in a court of competent jurisdiction (including but not limited to damages, preliminary or permanent injunctive relief and an accounting for all profits and benefits arising out of Contractor's breach), cumulative of and in addition to any other rights or remedies to which Company and the other Southern Entities may be entitled by this Agreement, at law or in equity.

         9. Term and Termination.

         (a) The term of this Agreement shall be for a period of no more than four (4) months, commencing on the later of January 1, 2004 or the date on which the Release Agreement is effective and expiring on May 1, 2004 ("Term"), unless the Agreement is terminated prior to the expiration of the Term pursuant to Paragraph 9(b), (c), or (e) below.

         (b) Notwithstanding Paragraph 9(a), either party may terminate this Agreement at any time by providing fourteen (14) days advance written notice of termination to the other party hereto. If either Company or Contractor terminates this Agreement pursuant to this Paragraph 9(b), Contractor shall be entitled to his Pro Rata Compensation (as defined in Paragraph 9(d)) through the date of termination of this Agreement and Contractor shall be obligated to return to Company any Fees which may have been paid to Contractor and that are unearned on the date of termination. The Company shall have no further obligations with respect to the payment of any compensation under this Agreement after Contractor's termination.

         (c) Notwithstanding Paragraphs 9(a) and (b), Company may immediately terminate the Agreement at any time for Cause (as defined in Paragraph 9(d)). In this case, Contractor shall be entitled only to his Pro Rata Compensation (as defined in Paragraph 9(d)) through the date of the termination of this Agreement and Contractor shall be obligated to return to Company any Fees which may have been paid to Contractor and that are unearned on the date of termination. The Company shall have no further obligations with respect to the payment of any compensation under this Agreement after Contractor's termination.

         (d) "Pro Rata Compensation" shall mean the sum of any (i) Fees paid to Contractor for months during the Term prior to the month in which the termination occurs, and (ii) the Fee set forth in Exhibit A attached hereto for the month in which the termination occurs multiplied by a fraction, the numerator of which is the days expired within such month and the denominator of which is the number of days in the month.

         "Cause" or "Termination for Cause" shall include the following conditions:

         1. Failure to Discharge Duties. Contractor willfully neglects or refuses to discharge his duties hereunder or refuses to comply with any lawful or reasonable instructions given to him by Company without reasonable excuse;

         2. Breach. Contractor shall have committed any material breach or repeated or continued (after written warning) any breach of his obligations hereunder;

         3. Gross Misconduct. The Contractor is guilty of gross misconduct. For the purposes of this Agreement, the following acts shall constitute gross misconduct: (i) Any act involving fraud or dishonesty or breach of appropriate regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like; (ii) The carrying out of any activity or the making of any statement which would prejudice and/or reduce the good name and standing of Company, Southern or any of its affiliates or would bring any one of these into contempt, ridicule or would reasonably shock or offend any community in which these companies are located; (iii) Attendance at work in a state of intoxication or otherwise being found in possession at his place of work of any prohibited drug or substance, possession of which would amount to a criminal offense; (iv) Assault or other act of violence against any employee of Company or other person during the course of his employment; or (v) Conviction of any felony or misdemeanor involving moral turpitude. (e) If Contractor dies during the Term of this Agreement, the Agreement shall terminate, and Company shall pay the Contractor's Pro Rata Compensation through the date of death to Contractor's spouse, if living, or if not, to his estate. The Company shall have no further obligations with respect to the payment of any compensation under this Agreement after Contractor's death.

         10. Indemnification. Contractor hereby indemnifies and agrees to defend and hold harmless Company and its employees, officers, directors, agents, affiliates and independent contractors from and against any and all damages, losses, costs (including, without limitation, court costs and attorneys' fees), settlements, suits, actions, expenses, liabilities and claims of any kind (each a "Loss") caused by or resulting from any breach of this Agreement by Contractor or any other act or omission of Contractor.

         11. Notices.

         (a) All notices provided for or required by this Agreement shall be in writing and shall be delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized international courier service, as follows:

                   If to Company:            Mississippi Power Company
                                             Attention:  Rodger Meinzinger
                                             2992 West Beach Boulevard
                                             Gulfport, Mississippi  39501

                  If to Contractor:          Mr. Henry E. Blakeslee, III
                                             62 52nd Street
                                             Gulfport, Mississippi 39507

         (b) All notices provided for or required by this Agreement shall be effective when delivered or on the third date following the date upon which such notice is deposited, postage prepaid, in the mail pursuant to Section 11(a) above.

         (c) Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Section 11.

         12. Miscellaneous.

         (a) This Agreement, including all Exhibits hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both parties hereto. No waiver by either party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

         (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, United States of America, without giving effect to conflicts of law provisions.

         (c) Contractor may not assign this Agreement, in whole or in part, without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

         (d) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (e) The headings contained herein are for the convenience of the parties only and shall not be interpreted to limit or affect in any way the meaning of the language contained in this Agreement.

         (f) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any facsimile transmission of any signature shall be deemed an original and shall bind such party.

         (g) If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

         (h) This Agreement shall not be construed more strongly against either party hereto regardless of which party is responsible for its preparation.

         (i) Upon the reasonable request of the other party, each party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

         (j) Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 5, 6, 7, 8, and 10 hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the day and year first above written.
                                       "COMPANY"
                                       MISSISSIPPI POWER COMPANY
                                       By:/s/Mike Garrett
                                       Title: President & CEO

                                       "CONTRACTOR"
                                       HENRY E. BLAKESLEE, III
                                      /s/H. E. Blakeslee, III

                        EXHIBIT A TO CONSULTING AGREEMENT

                                    Services

         Contractor shall manage, perform and provide professional consulting services and advice, including, but not limited to, assisting with case preparation and preparing for and providing testimony in any rate case brought before the Mississippi Public Service Commission during the Term ("Services").

                        EXHIBIT B TO CONSULTING AGREEMENT

                     Compensation and Expense Reimbursement

         On the business day coinciding with or immediately following each of February 1, 2004, March 1, 2004, April 1, 2004 and May 1, 2004, the Company shall pay to Contractor a fee equal to Five Thousand Dollars and No Cents ($5,000.00) ("Fee"), as consideration for the Services provided by Contractor during the immediately preceding month through the date of payment pursuant to
Section 1 of the Agreement. Contractor shall be reimbursed by the Company, upon remittance of receipts to the Company, for reasonable expenses incurred while conducting work as an independent contractor under this Agreement which are approved by the Company in advance.